Exhibit 99.1

CITI TRENDS ANNOUNCES THIRD QUARTER 2012 RESULTS

Third quarter sales increased 4.1%; comparable store sales increased 0.5%

Third quarter 2012 loss per share of $0.25 compared with $0.46 loss last year

SAVANNAH, GA (November 20, 2012) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the third quarter of fiscal 2012.

Financial Highlights — Third quarter ended October 27, 2012

Total sales in the third quarter ended October 27, 2012 increased 4.1% to $149.0 million compared with $143.1 million in the third quarter ended October 29, 2011.  Comparable store sales increased 0.5%.

Net loss was $3.7 million, or $0.25 per diluted share, in the third quarter of fiscal 2012, compared with a net loss of $6.8 million, or $0.46 per diluted share, in the third quarter of fiscal 2011.  Last year’s third quarter was affected by severance costs of $1.2 million, incurred primarily in connection with the elimination of 40 positions in the Company’s corporate offices, distribution centers and store organization.  The severance expense had an adverse impact on loss per diluted share of $0.05 in the third quarter of fiscal 2011.

The Company opened one store and relocated or expanded two others in the third quarter of 2012, reaching a total store count of 513 at the end of the quarter.

Financial Highlights — First three quarters ended October 27, 2012

Total sales in the first three quarters of fiscal 2012 increased 3.6% to $479.0 million compared with $462.5 million in the same period of fiscal 2011.  Comparable store sales decreased 3.1%.  Net loss was $1.5 million, or $0.10 per diluted share, in the first three quarters of this year, compared with a net loss of $4.7 million, or $0.32 per diluted share, in last year’s first three quarters.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2906.  A replay of the conference call will be available until November 27, 2012, by dialing (402) 977-9140 and entering the passcode, 21602893.  The live broadcast of the quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and continue through November 27, 2012.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

The Company’s next scheduled press release is scheduled for February 13, 2013 and will consist of a report on fourth quarter sales results.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 513 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chairman & Chief Executive Officer
	(912) 443-2075	(912) 443-3705

CITI TRENDS, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	October 27, 2012	October 29, 2011
	(unaudited)	(unaudited)
Net sales	$148,985	$143,067
Cost of sales	97,808	94,909
Gross profit	51,177	48,158
Selling, general and administrative expenses	51,132	53,059
Depreciation and amortization	5,970	6,454
Asset impairment	660	696
Loss from operations	(6,585)	(12,051)
Interest income	66	61
Interest expense	(50)	(17)
Loss before income tax benefit	(6,569)	(12,007)
Income tax benefit	(2,869)	(5,246)
Net loss	$(3,700)	$(6,761)

Basic net loss per common share	$(0.25)	$(0.46)
Diluted net loss per common share	$(0.25)	$(0.46)

Weighted average shares used to compute basic net loss per share	14,677	14,602
Weighted average shares used to compute diluted net loss per share	14,677	14,602

	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	October 27, 2012	October 29, 2011
	(unaudited)	(unaudited)
Net sales	$478,997	$462,468
Cost of sales	308,739	295,789
Gross profit	170,258	166,679
Selling, general and administrative expenses	154,733	154,819
Depreciation and amortization	18,153	18,389
Asset impairment	660	2,305
Loss from operations	(3,288)	(8,834)
Interest income	194	180
Interest expense	(163)	(27)
Loss before income tax benefit	(3,257)	(8,681)
Income tax benefit	(1,736)	(3,982)
Net loss	$(1,521)	$(4,699)

Basic net loss per common share	$(0.10)	$(0.32)
Diluted net loss per common share	$(0.10)	$(0.32)

Weighted average shares used to compute basic net loss per share	14,662	14,584
Weighted average shares used to compute diluted net loss per share	14,662	14,584

CITI TRENDS, INC.

CONDENSED BALANCE SHEETS (unaudited)

(in thousands)

	October 27, 2012	October 29, 2011
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$36,195	$33,225
Short-term investment securities	4,734	—
Inventory	146,700	127,156
Prepaid and other current assets	20,023	27,836
Assets held for sale	1,415	1,415
Property and equipment, net	76,197	95,369
Long-term investment securities	14,957	19,760
Other noncurrent assets	2,268	3,308
Total assets	$302,489	$308,069

Liabilities and Stockholders’ Equity:
Accounts payable	$67,098	$64,120
Accrued liabilities	25,691	25,126
Other current liabilities	2,544	3,363
Noncurrent liabilities	11,126	12,974
Total liabilities	106,459	105,583

Total stockholders’ equity	196,030	202,486
Total liabilities and stockholders’ equity	$302,489	$308,069